ADVANCED NMR
     -------------                                          NEWS RELEASE
      SYSTEMS, INC                                          ------------

        FOR IMMEDIATE RELEASE
        ---------------------

        Company Contact:                   Investor Relations Contacts:
        Beverly Tkaczenko                  Ruder-Finn          Ruder-Finn
        808-476-0569                       Renee Martin        Emmanuelle
                                                               Thiney
                                           212-593-5859        212-715-1549


               ADVANCED NMR SYSTEMS, INC. & RAYTEL MEDICAL CORPORATION
                                  LAWSUITS DISMISSED
                 -Secured Account and Escrowed Shares to be Released-


        WILMINGTON, Mass., October 15, 1997 Advanced NMR Systems, Inc. (NASDAQ:ANMR) announced that it has entered into a Settlement Agreement whereby all lawsuits between affiliates of Raytel Medical Corporation and Medical Diagnostics, Inc. have been dismissed.
        Medical Diagnostics, Inc. was a former wholly owned subsidiary of Advanced NMR Systems, Inc. As a result of the settlement, all funds in an escrow account totaling approximately $550,000 are to be equally divided between ANMR and Raytel. ANMR will have released from escrow its 1,250,000 shares of common stock of Advanced Mammography Systems, Inc. (NASDAQ: MAMO) and $1,000,000 in cash which had been held in a blocked account to secure the company's indemnification obligation for these proceedings, pursuant to the sale of Medical Diagnostics, Inc. to US Diagnostic Inc. in February 1997.

        Jack Nelson, Chairman and CEO of ANMR stated: "This settlement represents yet another significant item that we have unburdened ourselves of without expense. ANMR is now poised to merge with Advanced Mammography Systems, Inc. without this litigation obligation in its path. In the past few months General Electric has acquired a significant stake in our Company, we have eliminated nearly all our debt and we have settled this case without future expense. All of this, together with the planned merger between ANMR and Advanced Mammography Systems, Inc., will allow the Company to focus greater attention on the Aurora,<trademark> system, the opening of breast imaging centers, and our other activities."

        Advanced NMR Systems, Inc. and Advanced Mammography Systems, Inc. recently began circulating a Joint Proxy Statement/Prospectus in connection with the proposed merger of the two companies for shareholders' meetings of both companies scheduled for Monday, November 10, 1997.

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